Exhibit 3.130

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

TRIBUNE INVESTMENTS, LLC

1.	The name of the limited liability company is Tribune Investments, LLC (the “Company”).

2.	The Certificate of Formation of the Company is hereby amended as follows:

The first Article of the Certificate of Formation is hereby amended to read in its entirety as follows:

“FIRST: The name of the limited liability is Tribune Management Holdings, LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 8th day of October, 2015.

/s/ Edward Lazarus
Edward Lazarus
Authorized Person